April 21, 2011

Legg Mason Investors Trust, Inc.
Legg Mason Capital Management Value Trust, Inc.
100 International Drive
Baltimore, Maryland  21202

Re:	Reorganization to Combine Two Maryland Corporations

Ladies and Gentlemen:

Legg Mason Investors Trust, Inc., a Maryland corporation (“Acquired Entity”), on behalf of its series Legg Mason Capital Management American Leading Companies Trust1 (“Acquired Fund”), and Legg Mason Capital Management Value Trust, Inc., also a Maryland corporation (“Acquiring Entity”), consisting of a sole series, Legg Mason Capital Management Value Trust (“Acquiring Fund”), have requested our opinion as to certain federal income tax consequences of Acquiring Fund’s acquisition of Acquired Fund pursuant to an Agreement and Plan of Reorganization among them and, solely for purposes of paragraph 10.2 thereof, Legg Mason, Inc., dated as of April 12, 2011 (“Agreement”).2  The Agreement contemplates the transactions comprising the Reorganization, i.e., (1) Acquiring Fund’s acquisition of all the Assets in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of all the Liabilities, (2) Acquired Fund’s distribution of those shares to the Shareholders in exchange for their Acquired Fund Shares and in complete liquidation thereof, and (3) Acquired Fund’s termination as a series of Acquired Entity and Acquired Entity’s dissolution, all on the terms and conditions set forth in the Agreement.

In rendering this opinion, we have examined (1) the Agreement, (2) the combined Proxy Statement and Prospectus dated February 4, 2011, regarding the Reorganization that was furnished in connection with the solicitation of proxies by Acquired Entity’s board of directors for use at a Special Meeting of Shareholders of Acquired Fund that was held on April 13, 2011, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”).  We have assumed, for those purposes, the accuracy and completeness of the

1  Although Acquired Entity has established another series, named Legg Mason U.S. Small-Capitalization Value Trust, in accordance with Maryland law (which is recognized as a separate series for purposes thereof), such other series was reorganized into a series of another investment company and liquidated on December 18, 2009, and since then has had, and currently has, no assets, liabilities, or outstanding shares.

2  Each capitalized term that is not defined herein has the meaning ascribed thereto in the Agreement.

Legg Mason Investors Trust, Inc.
Legg Mason Capital Management Value Trust, Inc.
April 21, 2011

information contained in all the Documents.  As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties made in separate letters to us of even date herewith from Acquired Entity and Acquiring Entity (each, a “Representation”).  We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and at the Closing Time will be, correct without that qualification.  We have also assumed that as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement.  Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

OPINION

Based solely on the facts set forth in the Documents and the assumptions described above, and conditioned on the Representations’ being true and complete at the Closing Time and the Reorganization’s being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), our opinion is as follows:

(1) Acquiring Fund’s acquisition of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities, followed by Acquired Fund’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Acquired Fund Shares and in complete liquidation of Acquired Fund, will qualify as a “reorganization” (as defined in section 368(a)3), and each of Acquired Fund and Acquiring Fund (each, a “Fund”) will be “a party to a reorganization” (within the meaning of section 368(b));

(2) Acquired Fund will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange (whether actual or constructive) for their Acquired Fund Shares;

(3) Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

(4) Acquiring Fund’s basis in each Asset will be the same as Acquired Fund’s basis therein immediately before the Reorganization, and Acquiring Fund’s holding period for each Asset will include Acquired Fund’s holding period therefor (except

3  “Section” references are to the Code.

Legg Mason Investors Trust, Inc.
Legg Mason Capital Management Value Trust, Inc.
April 21, 2011

where Acquiring Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

(5) A Shareholder will recognize no gain or loss on the exchange (whether actual or constructive) of all its Acquired Fund Shares for Acquiring Fund Shares pursuant to the Reorganization; and

(6) A Shareholder’s aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Acquired Fund Shares it actually or constructively surrenders in exchange for those Acquiring Fund Shares; and its holding period for those Acquiring Fund Shares will include, in each instance, its holding period for those Acquired Fund Shares, provided the Shareholder holds those Acquired Fund Shares as capital assets at the Closing Time.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Shareholder with respect to any Asset as to which unrealized gain or loss, if any, is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the regulations thereunder, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof.  All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification.  Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court.  Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Legg Mason Investors Trust, Inc.
Legg Mason Capital Management Value Trust, Inc.
April 21, 2011

Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith).  Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the Reorganization if either Fund is insolvent.  Finally, our opinion is solely for the addressees’ information and use and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,

/s/ K&L GATES LLP

K&L GATES LLP